Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-191712) on Form S-8 of Power Solutions International, Inc. of our report dated June 29, 2015, relating to our audits of the financial statements and supplemental schedule of Power Great Lakes, Inc. Employees 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of Power Great Lakes, Inc. Employees 401(k) Profit Sharing Plan as of December 31, 2014 and 2013, and for the year ended December 31, 2014.

/s/ McGladrey LLP

Indianapolis, Indiana

June 29, 2015